Insightful Announces Operating Results for Second Quarter 2007

Reports 12% Revenue Growth over Second Quarter of 2006 in Core Data Analysis Business

SEATTLE - August 2, 2007 -

Insightful Corporation (NASDAQ: IFUL), a leading provider of predictive analytics and reporting solutions, today announced its operating results for the second quarter ended June 30, 2007.

Insightful reported total revenues of $5.5 million in the second quarter of 2007, an increase of 7% over revenues of $5.2 million in the second quarter of 2006. Total revenues associated with the company's core data analysis product line increased by 12% in the second quarter of 2007 compared to the second quarter of 2006. Revenues associated with the company's text analysis product, InFact, decreased from $0.3 million in the second quarter of 2006 to $0.1 million in the second quarter of 2007. For the second quarter of 2007, Insightful reported a net loss of $1.3 million, or $0.10 per share, compared to a net loss of $0.4 million, or $.03 per share, for the second quarter of 2006.

Non-GAAP operating results, which exclude stock-based compensation expense and amortization of intangible assets, was a loss of $1.1 million, or $0.08 per share, for the second quarter of 2007, compared to a non-GAAP loss of $0.1 million, or $0.01 per share, for the second quarter of 2006. As described in the section below entitled "Use of Non-GAAP Financial Measures," non-GAAP earnings or loss differs from net income or loss reported under accounting principles generally accepted in the United States (GAAP) due to the exclusion of stock-based compensation expense and the amortization of intangible assets. The reconciliation of Insightful's GAAP net loss to its non-GAAP loss for the quarters ended June 30, 2007 and 2006 are set forth at the end of this release.

"The second quarter marked our third consecutive quarter of double-digit year-over-year growth in data analysis revenue," said Jeff Coombs, president and CEO of Insightful Corporation. "While we're pleased that our core business grew compared to last year, driven entirely by growth in Europe, we're disappointed that license revenues and domestic revenues declined year-over-year. During the second quarter we made our S-PLUS 8.0 Enterprise Developer desktop product generally available and we plan to deliver a series of high-value solutions targeted at the life science and financial services industries starting later this year."

The company also reported separately today the sale of its InFact search technology and associated intellectual property rights to Hypertext Solutions Inc. for $3.65 million in cash. Hypertext is a Seattle-based startup company focused on making information on the web more "intelligent." A gain will be recorded in Insightful's financial results for the quarter ended September 30, 2007 in the amount of the purchase price less the direct costs of the transaction, which closed today.

Quarterly Highlights

  Software license revenues were $1.7 million in the second quarter of 2007, as compared to $2.2 million in the second quarter of 2006. License revenues from the company's data analysis product line declined from $2.0 million to $1.6 million. License revenues from the company's InFact product declined from $0.3 million to $0.1 million. Maintenance revenues increased to $2.0 million from $1.8 million.

  Professional services and other revenues were $1.8 million in the second quarter of 2007, as compared to $1.1 million in the second quarter of 2006.

  Funded research, which is an offset to research and development expense in the company's income statement, was $0.5 million in the second quarter of 2007, as compared to $0.6 million in the second quarter of 2006.

  Domestic revenues were $2.9 million in the second quarter of 2007, as compared to $3.3 million in the second quarter of 2006. This decrease resulted in part from a $0.2 million decline in revenues from the InFact product line. International revenues were $2.6 million in the second quarter of 2007, as compared to $1.9 million in the second quarter of 2006.

  During the second quarter the company announced the general availability of S-PLUS® 8.0 Enterprise Developer, the latest major release of Insightful's software platform for statistical data analysis and predictive analytics.

  The company accelerated its investment in solutions focused on the financial services and life sciences vertical markets, and on enhancing its core S-PLUS predictive analytic platform. As a result, net research and development expenses increased by 47% to $1.5 million in the second quarter of 2007, from $1.0 million in the second quarter of 2006, and increased as a percentage of revenues from 20% to 28%.

Use of Non-GAAP Financial Measures

The non-GAAP financial measure of earnings or loss included in this press release is different from the GAAP measure of net income or loss, as this non-GAAP measure excludes certain expenses otherwise included in the computation of net income or loss. Insightful believes this non-GAAP measure is useful to enhance an overall understanding of its past financial performance and also its prospects for the future. These adjustments to the company's GAAP results are presented with the intent of providing both management and investors a more complete understanding of Insightful's underlying operating results and trends. This non-GAAP measure is among the primary indicators management uses as a basis for planning and forecasting of future periods.

The expenses excluded from Insightful's GAAP results include stock-based compensation expense and amortization of intangible assets arising from the 2004 acquisition from Lucent Technologies, Inc. of the title to the software code underlying the "S" programming language. Stock-based compensation expense and amortization of intangible assets have no current effect on cash or the future uses of cash. Insightful's stock-based compensation expense fluctuates with changes in the company's stock price and interest rates. For this reason, changes in stock prices and interest rates could mask variation and trends in Insightful's GAAP operating results that may otherwise be important to an understanding of the company's results. The acquisition of intangible assets was an event outside of the course of Insightful's normal business operations. For these reasons, management believes that exclusion of stock-based compensation expense and amortization of intangible assets may be important to an understanding of Insightful's ongoing operating performance.

Reconciliations of GAAP to non-GAAP results are as follows:

	Quarter Ended June 30, 2007		Quarter Ended June 30, 2006
		Diluted EPS		Diluted EPS
Net loss as reported	$ (1,258)	$ (0.10)	$ (415)	$ (0.03)

Add Back - Stock Compensation Expense
Professional services and other cost of services	3		7
Sales and marketing	43		21
Research and development	17		23
General and administrative	117		122
	180	0.02	173	0.01

Add Back - Amortization of Intangibles	-	-	147	0.01

Non-GAAP loss	$ (1,078)	$ (0.08)	$ (95)	$ (0.01)

ABOUT INSIGHTFUL CORPORATION

Insightful Corporation is a provider of predictive analytics and reporting solutions that gives companies the knowledge to act™. Insightful products S-PLUS®, Insightful Miner™, and S-PLUS® Server allow companies to perform sophisticated statistical data analysis, data mining and to create high-quality graphics from numeric data. Insightful consulting services provide specialized expertise and proven processes for the design, development and deployment of customized solutions. The company delivers industry-leading, high-ROI solutions to thousands of companies in financial services, life sciences, biotechnology, telecommunications, and manufacturing, as well as government and research institutions. Headquartered in Seattle, Insightful has offices in New York, North Carolina, France, Switzerland, and the United Kingdom, with distributors around the world. For more information, visit www.insightful.com, email info@insightful.com or call 1-800-569-0123.

NOTE TO INVESTORS ABOUT FORWARD-LOOKING STATEMENTS

Forward-looking statements include, but are not limited to, statements about our future financial results, the expected costs and benefits of our investments in our products and solutions under development and the anticipated development and release schedule for our products and solutions. Words such as "expects," "believe," "plan," "anticipate," and similar expressions are intended to identify forward-looking statements, but their absence does not necessarily mean that the statement is not forward-looking. Forward-looking statements are based on the judgment and opinions of management at the time the statements are made. These statements are not guarantees of future performance, and inaccurate assumptions and known and unknown risks and uncertainties can affect their accuracy. Actual results could differ materially from those expressed or implied by the forward-looking statements for a number of reasons, including, but not limited to, the risk that we may not achieve growth of the size or at the rate we anticipate, the risk that we do not realize the benefits we anticipate from our investments in research and development, the risk that we will be unable to develop our new products and solutions on the schedule that we anticipate and the risk that our new products and solutions do not achieve market acceptance. More detailed information regarding these and other factors that could affect our actual results is set forth in our filings with the Securities and Exchange Commission, including our most recent report on Form 10-QSB. You should not unduly rely on these forward-looking statements, which apply only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of anticipated events.

Contact Info

Richard Barber

Insightful Corporation

206-283-8802

investor@insightful.com

INSIGHTFUL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:

Cash and cash equivalents	$ 6,731	$ 7,320
Accounts receivable, net	3,648	6,201
Other receivables	568	588
Short term investments	495	499
Prepaid expenses and other current assets	551	535
Total current assets	11,993	15,143
Long term investments in marketable securities	3,129	2,361
Property and equipment, net	2,633	2,757
Purchased technology, net	-	49
Goodwill and other intangibles, net	800	800
Other assets	107	86
	$ 18,662	$ 21,196

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 539	$ 745
Accrued expenses and other current liabilities	2,139	2,793
Deferred revenue	6,360	6,248
Total current liabilities	$ 9,038	$ 9,786

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value-
Authorized-1,000,000 shares
Issued and outstanding-none	-	-
Common stock, $0.01 par value-
Authorized-30,000,000 shares
Issued and outstanding- 12,930,237 and 12,813,842 shares at June 30, 2007 and December 31, 2006, respectively	$ 129	$ 128
Additional paid-in capital	38,473	37,843
Accumulated deficit	(28,595)	(26,245)
Other accumulated comprehensive loss	(383)	(316)
Total stockholders' equity	9,624	11,410
Total liabilities and stockholders' equity	$ 18,662	$ 21,196

INSIGHTFUL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended
	June 30,	June 30,
	2007	2006
	(Unaudited)	(Unaudited)

Revenues:
Software licenses	$ 1,718	$ 2,231
Software maintenance	2,043	1,830
Professional services and other	1,758	1,095
Total revenues	5,519	5,156
Cost of revenues:
Software related	242	397
Professional services and other	1,276	951
Total cost of revenues	1,518	1,348
Gross profit	4,001	3,808
Operating expenses:
Sales and marketing	2,753	2,248
Research and development	2,054	1,643
Less-funded research	(511)	(594)
Research and development, net	1,543	1,049
General and administrative	1,123	1,040
Total operating expenses	5,419	4,337
Loss from operations	(1,418)	(529)
Other income, net	171	112
Loss before income taxes	(1,247)	(417)
Income tax benefit (expense)	(11)	2
Net loss	$ (1,258)	$ (415)

Basic and diluted net loss per share	$ (0.10)	$ (0.03)
Weighted-average number of common shares
outstanding:
- Basic and diluted	12,886	12,613